Exhibit 14

             EXTENSION OF NON-QUALIFIED STOCK OPTION AGREEMENT
              BETWEEN LSB INDUSTRIES, INC. AND JACK E. GOLSEN
             _________________________________________________



      Pursuant to the authorization of the LSB Industries, Inc. Board of Directors at a meeting held on February 10, 1994, the Non-Qualified Stock Option Agreement originally made the 1st day of June 1989 between LSB Industries, Inc. and Jack E. Golsen (the "Agreement") is hereby amended as set forth below. This amendment shall be effective immediately upon execution by the parties.

1.    The last sentence of Section 1. of the Agreement is amended to read:

              The Board of Directors of the Company originally adopted and granted this option on June 1, 1989 and extends this option on February 10, 1994 for an additional five (5) year period beginning on June 1, 1994 and terminating on June 1, 1999.

2.    Section 3. of the Agreement is amended to read:

      Grant of Option and Option Price. Subject to the terms and conditions hereof, the Company hereby grants to Optionee as of the close of business on the first day of June, 1989 through June 1, 1994 and the Company hereby extends the option effective June 1, 1994 through June 1, 1999, the right, privilege and option to purchase 165,000 shares of the Company's common stock, par value $.10, at an option price of $2.6256 shares.

3.    Section 6.(b) is hereby amended to read as follows:

      (b)     on June 1, 1999.

      Except as amended hereby the terms and conditions of the Agreement, attached hereto as Exhibit 1, shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereunto have caused this Agreement to be executed this 2nd day of March, 1994.

                                    LSB Industries, Inc.



                                    By: /s/ Tony M. Shelby
                                       ________________________________
                                       Tony M. Shelby
                                       Senior Vice President


Attest:


/s/David Shear
____________________________
Secretary

                                    "OPTIONEE"

                                    /s/ Jack E. Golsen
                                    ___________________________________
                                    Jack E. Golsen





             AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT
              BETWEEN LSB INDUSTRIES, INC. AND JACK E. GOLSEN
           ____________________________________________________


      Pursuant to the authorization of the LSB Industries, Inc. ("LSB") Board of Directors, as set forth in a unanimous consent by the Board of Directors of LSB dated April 3, 1995, the Non-Qualified Stock Option Agreement originally made the 1st day of June, 1989 between LSB Industries, Inc. and Jack E. Golsen (the "Agreement") is hereby amended as set forth below. This amendment shall be effective immediately upon execution by the parties.

1.    Section 4. of the Agreement is amended to read:

      Time of Exercise of Option.

      (a) If this Option Agreement has not been terminated pursuant to Section 6 hereof, subject to the terms and conditions contained herein, the option herein granted may be exercised by Optionee, in whole or in part, in the following manner during a four (4) year period commencing on June 1, 1995, unless waived by the Board of Directors of the Company or a Committee thereof: For three (3) calendar years, commencing on June 1, 1995, there shall be a limit on the number of shares covered by this Option that may be exercised, in whole or in part, by the Optionee in a calendar year to Thirty Three Thousand (33,000) shares or twenty percent (20%) of the total number of option shares and for the fourth (4th) calendar year, commencing on June 1, 1998, the number of shares that may be exercised, in whole or in part, by the Optionee shall be Sixty-Six Thousand (66,000) shares or forty percent (40%) of the total number of option shares; provided however, that the right to exercise the option shall be cumulative.

       (b)  Upon the death of Optionee or a change in control of the
Company, this Option shall become immediately exercisable in full, notwithstanding the four (4) year vesting schedule provided herein. A "change in control" shall be deemed to have occurred upon any of the following events: (i) consummation of any of the following transactions: any merger, recapitalization, or other business combination of the
Company pursuant to which the Company is the non-surviving corporation, unless the majority of the holders of Common Stock immediately prior to such transaction will own at least fifty percent (50%) of the total voting power of the then outstanding securities of the surviving corporation immediately after such transaction; (ii) a transaction in which any person, corporation or other entity (A) shall purchase any Common Stock pursuant to a tender offer or exchange offer, without the prior consent of the Board of Directors or (B) shall become the "beneficial owner" (as
such term is defined in Rule 13d-3 under the Securities Exchange       Act of
1934, as amended) of securities of the Company representing fifty percent (50%) or more of the total voting power of the then outstanding securities of the Company; or (iii) if, during any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the entire Board of Directors and any new director whose election by the Board of Directors, or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election by the stockholders was previously so approved, cease for any reason to constitute a majority thereof.

       (c) The Board of Directors may, in its sole discretion, accelerate the vesting of all or any part of this Option and/or waive any limitations or restrictions, if any, for all or any part of this Option.

      Except as amended hereby the terms and conditions of the Agreement and amendments thereto, attached hereto as Exhibit 1, shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereunto have caused this Agreement to be executed this 7th day of April, 1995.

                                          LSB Industries, Inc.



                                          By: /s/ Tony M. Shelby
                                             _______________________
                                             Tony M. Shelby
                                             Senior Vice President
Attest:


/s/ David Shear
________________________
Secretary
                                          "OPTIONEE"


                                          /s/ Jack E. Golsen
                                          ______________________________
                                          Jack E. Golsen







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